FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES EARNINGS OF $6.9 MILLION, OR $0.14 PER SHARE, IN THIRD QUARTER 2008

Los Angeles, Calif., October 23: Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the third quarter of 2008.

FINANCIAL PERFORMANCE

	Third Quarter 2008	Third Quarter 2007

Net income	$6.9 million	$34.0 million
Basic earnings per share	$0.14	$0.68
Diluted earnings per share	$0.14	$0.67
Return on average assets	0.25%	1.46%
Return on average stockholders’ equity	2.71%	14.45%
Efficiency ratio	53.92%	37.46%

THIRD QUARTER HIGHLIGHTS

•
Third quarter earnings of $6.9 million decreased $27.1 million, or 79.7%, compared to the same quarter a year ago. Included in the results was a non-cash after-tax charge of $20.3 million, or $0.41 per diluted share, for “other-than-temporary” impairment on agency preferred securities. Earnings for the third quarter of 2008 excluding the $20.3 million impairment charge decreased $6.8 million, or 20.0%, due in part to increased loan provision of $13.6 million, compared to the same quarter a year ago.

•
Fully diluted earnings per share was $0.14, a 79.1% decrease from the same quarter a year ago. Fully diluted earnings per share excluding the $20.3 million impairment charge was $0.55, a 17.9% decrease from the same quarter a year ago.

•
Return on average assets was 0.25% for the quarter ended September 30, 2008, compared to 0.73% for the quarter ended June 30, 2008, and compared to 1.46% for the same quarter a year ago. Return on average assets excluding the $20.3 million impairment charge was 0.99% for the quarter ended September 30, 2008.

•
Return on average stockholders’ equity was 2.71% for the quarter ended September 30, 2008, compared to 7.66% for the quarter ended June 30, 2008, and compared to 14.45% for the same quarter a year ago. Return on average stockholders’ equity excluding the $20.3 million impairment charge was 10.70% for the quarter ended September 30, 2008.

•	Gross loans increased by $171.6 million, or 2.3%, for the quarter to $7.5 billion at September 30, 2008, from $7.3 billion at June 30, 2008.
•	Total deposits increased by $107.1 million, or 1.6%, for the quarter to $6.8 billion at September 30, 2008, from $6.7 billion at June 30, 2008.

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“In the midst of the most troubled times in many years, we are pleased with the fundamental operating results for the third quarter of 2008. We continue to bolster our reserves and recorded a provision for credit losses during the third quarter of $15.8 million which increased our reserve for credit losses to 1.29% of total loans. In addition, we have limited new loan growth to further strengthen our capital ratios,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“Our net interest margin has begun to stabilize and the interest rate floors on many of our floating rate loans should help mitigate the impact of lower short term interest rates. To provide better customer service in Northern California, we will be opening a new branch in Dublin in the first quarter of 2009,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Our capital ratios are strong and qualify us as a well capitalized institution. However, in view of the current uncertain economic outlook, we deem it prudent to consider participating in the US Treasury Capital Purchase Program to position the Company to expand its services to its communities and to enhance its strategic position. As we have demonstrated through many recessions before, by remaining vigilant on credit quality while serving our loyal customers, we are optimistic that we shall emerge from this slowdown stronger and better positioned in our marketplace,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $73.6 million during the third quarter of 2008, a decline of $6.2 million, or 7.8%, compared to the $79.8 million during the same quarter a year ago. The decrease was due primarily to the decline in the net interest margin which was partially offset by strong growth in loans and investment securities.

The net interest margin, on a fully taxable-equivalent basis, was 2.88% for the third quarter of 2008. The net interest margin decreased 6 basis points from 2.94% in the second quarter of 2008 and decreased 81 basis points from 3.69% in the third quarter of 2007. The decrease in the net interest margin from the prior year primarily resulted from the lag in the downward repricing of certificates of deposit following the decreases in the prime rate, a change in the mix of investment securities, and the increase in the borrowing rate on our long term repurchase agreements. The decrease in the net interest margin from the second quarter primarily resulted from the increase in the borrowing rates on securities sold under agreements to repurchase and other borrowed funds.

For the third quarter of 2008, the yield on average interest-earning assets was 5.70% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 3.21%. In comparison, for the third quarter of 2007, the yield on average interest-earning assets was 7.34% and cost of funds on average interest-bearing liabilities equaled 4.24%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 61 basis points to 2.49% for the quarter ended September 30, 2008, from 3.10% for the same quarter a year ago, primarily due to the reasons discussed above.

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Provision for credit losses

The provision for credit losses was $15.8 million for the third quarter of 2008 compared to $2.2 million for the third quarter of 2007 and $20.5 million for the second quarter of 2008. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2008. The provision for credit losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The following table summarizes the charge-offs and recoveries for the quarters as indicated:

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2008	2007	2008	2007

Charge-offs:
Commercial loans	$6,796	$511	$8,917	$6,253
Construction loans	3,230	-	8,239	190
Real estate loans	172	912	893	1,030
Installment and other loans	-	-	-	1
Total charge-offs	10,198	1,423	18,049	7,474
Recoveries:
Commercial loans	1,067	138	1,634	2,911
Construction loans	-	-	83	190
Real estate loans	-	-	-	202
Installment and other loans	4	2	16	27
Total recoveries	1,071	140	1,733	3,330
Net Charge-offs	$9,127	$1,283	$16,316	$4,144

Total charge-offs for the third quarter of 2008 included $5.1 million in charge-offs related to two distributors and a $3.2 million charge-off to a condominium conversion project in San Diego county that had been previously reported as a troubled debt restructuring.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was negative $8.4 million for the third quarter of 2008, a decrease of $17.3 million compared to the non-interest income of $8.9 million for the third quarter of 2007. The decrease in non-interest income primarily resulted from the “Other-than-temporary impairment” charge of $27.8 million on agency preferred stock, which had a carrying value of $2.5 million after the impairment write-down, which was partially offset by net gains of $12.5 million from sale of agency mortgage backed securities.

Letters of credit commissions decreased $157,000, or 9.7%, to $1.5 million in the third quarter of 2008 from $1.6 million in the same quarter a year ago, primarily due to decreased international transactions as a result of the slowdown in the economy.

Gains from sale of premises and equipment decreased $2.7 million as a result of the sale of a former bank branch building in September 2007.  Other operating income increased $992,000, or 30.1%, to $4.3 million in the third quarter of 2008 from $3.3 million in the same quarter a year ago, primarily due to higher gains from foreign currency and exchange transactions of $1.6 million, which amount was partially offset by decreases in commissions from official check rebate of $275,000 and in wealth management commissions of $235,000.

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Non-interest expense

Non-interest expense increased $2.0 million, or 5.9%, to $35.2 million in the third quarter of 2008 compared to $33.2 million in the same quarter a year ago. The efficiency ratio was 53.92%, or 37.80% excluding the $27.8 million pre-tax impairment charge, compared to 37.46% for the same period a year ago, and 41.52%, or 38.74% excluding the $5.8 million pre-tax impairment charge for the second quarter of 2008.

Federal Deposit Insurance Corporation (“FDIC”) and State assessments increased to $1.3 million in the third quarter of 2008 from $284,000 in the same quarter a year ago as a result of the utilization of the remaining credit for prior years’ FDIC insurance premiums in March 2008. Professional service expense increased $1.0 million, or 42.8%, primarily due to increases in information technology consulting expenses of $518,000, appraisal expenses of $217,000, and legal expenses of $213,000. Other real estate owned (“OREO”) expense increased $1.2 million due to a $1.3 million write-down on the Company’s Texas apartment foreclosure. Expense from operations of affordable housing investments increased $300,000, or 11.8%, to $2.8 million compared to $2.5 million in the same quarter a year ago as a result of adjustments to estimated losses and additional investments in affordable housing projects.

Offsetting the above described increases were decreases of $584,000 in computer and equipment expense due primarily to the decrease in software license fees as a result of the Company’s new data processing contract, $517,000 in salaries and employee benefits as a result of lower current year bonus accrual, $253,000 in recruiting and education expenses, and $201,000 in litigation expenses in the third quarter of 2008 compared to the same quarter a year ago.

Income taxes

The effective tax rate was 51.7% for the third quarter of 2008 and 36.1% for the first nine months of 2008, compared to 36.2% for the same quarter a year ago and 36.2% for the full year 2007. The higher effective tax rate for the third quarter of 2008 resulted from the lack of tax benefits from that portion of the “other-than-temporary” impairment on agency preferred stock in excess of available capital gains. During the fourth quarter of 2008, an additional tax benefit of $4.6 million will be recognized as a result of the enactment on October 3 of the Emergency Economic Stabilization Act of 2008 which amended the tax code to permit the loss on sale of agency preferred stock by a financial institution to be treated as an ordinary loss instead of a capital loss.
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Reconciliation of Reported Earnings to Earnings Excluding the Impairment Charge

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except share and per share data)

Net income as reported	$6,891	$34,006	$53,421	$94,553

Add: Other-than-temporary impairment charge	27,824		33,655
Less: Tax benefit for non-cash
other-than-temporary impairment charge	(7,525)	-	(9,977)	-
Earnings excluding the impairment charge	$27,190	$34,006	$77,099	$94,553

Basic average common shares outstanding	49,441,621	49,828,379	49,392,655	50,683,650
Diluted average common shares outstanding	49,530,272	50,417,332	49,497,171	51,283,317

Earnings per share as reported:
Basic	0.14	0.68	1.08	1.87
Dilutive	0.14	0.67	1.08	1.84

Earnings per share excluding the impairment charge
Basic	0.55	0.68	1.56	1.87
Dilutive	0.55	0.67	1.56	1.84

Return on average assets
As reported	0.25%	1.46%	0.67%	1.43%
Excluding the impairment charge	0.99%	1.46%	0.97%	1.43%

Return on average stockholders' equity
As reported	2.71%	14.45%	7.09%	13.49%
Excluding the impairment charge	10.70%	14.45%	10.23%	13.49%

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Total revenues as reported	$65,232	$88,686	$228,235	$249,981
Add: Other-than-temporary
impairment charge	27,824	-	33,655	-
Total revenues excluding the impairment charge	$93,056	$88,686	$261,890	$249,981

Total non-interest expenses reported	$35,171	$33,222	$100,881	$95,736

Efficiency ratio
As reported	53.92%	37.46%	44.20%	38.30%
Excluding the impairment charge	37.80%	37.46%	38.52%	38.30%

BALANCE SHEET REVIEW

Total assets increased by $647.8 million, or 6.2%, to $11.1 billion at September 30, 2008, from $10.4 billion at December 31, 2007. The increase in total assets was represented primarily by increases in available- for-sale securities of $244.7 million, or 10.4%, and increases in loans of $815.6 million, or 12.2%, offset by decreases of $366.1 million in securities purchased under agreements to resell.
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The growth of gross loans to $7.5 billion as of September 30, 2008, from $6.7 billion as of December 31, 2007, represents an increase of $815.6 million, or 12.2%, primarily due to increases in commercial mortgage loans and commercial loans.

The changes in the loan composition from December 31, 2007, are presented below:

Type of Loans:	September 30, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Commercial	$1,651,556	$1,435,861	15
Residential mortgage	628,670	555,703	13
Commercial mortgage	4,129,201	3,762,689	10
Equity lines	154,764	108,004	43
Real estate construction	920,711	799,230	15
Installment	10,981	15,099	(27)
Other	3,398	7,059	(52)
Gross loans and leases	$7,499,281	$6,683,645	12

Allowance for loan losses	(92,068)	(64,983)	42
Unamortized deferred loan fees	(10,290)	(10,583)	(3)

Total loans and leases, net	$7,396,923	$6,608,079	12

At September 30, 2008, total deposits were $6.8 billion, an increase of $570.8 million, or 9.1%, from $6.3 billion at December 31, 2007. Time deposit under $100,000 increased $239.2 million, or 18.2%, time deposits of $100,000 or more increased $144.2 million, or 4.9%, and interest-bearing demand deposits increased $142.5 million, or 15.6%. The changes in the deposit composition from December 31, 2007, are presented below:

Deposits	September 30, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$821,233	$785,364	5
NOW	270,763	231,583	17
Money market	785,119	681,783	15
Savings	340,316	331,316	3
Time deposits under $100,000	1,550,433	1,311,251	18
Time deposits of $100,000 or more	3,081,306	2,937,070	5
Total deposits	$6,849,170	$6,278,367	9

At September 30, 2008, brokered deposits which are included in time deposits under $100,000 increased to $888.0 million, a $255.4 million increase from $632.6 million at December 31, 2007.
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ASSET QUALITY REVIEW

At September 30, 2008, total non-accrual loans of $101.1 million included thirteen construction loans totaling $65.5 million, fourteen commercial real estate loans totaling $10.7 million, five land loans totaling $8.8 million, twenty-two commercial loans totaling $10.7 million, and ten residential mortgage loans totaling $5.4 million. The $65.5 million of construction loans included four condo construction loans of $32.4 million in Los Angeles County, a $5.0 million town house construction loan in Los Angeles County, a $2.7 million land development loan in Los Angeles County, two condo conversion loans of $10.1 million in San Diego County including a $7.9 million loan that was reported as a troubled debt restructuring in prior quarters, a $9.2 million condo construction loan in the state of Nevada, a $4.1 million construction loan in the Central Valley, California, and a $1.4 million condo construction loan in Boston, Massachusetts. The $10.7 million of non-accrual commercial real estate loans included four loans of $4.1 million secured by multi-family residences, a $1.7 million loan secured by a motel in Texas, and $4.9 million in loans secured by industrial buildings, a retail store, and a restaurant. Non-accrual loans of $15.8 million were paid off during the third quarter of 2008.

At September 30, 2008, total residential construction loans were $428.6 million of which $15.3 million were in San Bernardino and Riverside counties in California and $18.9 million were in the Central Valley in California. Residential construction loans of $4.1 million in the Central Valley were on non-accrual status as of September 30, 2008. At September 30, 2008, total land loans were $232.3 million of which $29.2 million were in San Bernardino and Riverside counties and $1.8 million were in Central Valley. Land loans in Riverside County, San Bernardino county and Central Valley were all on accrual status as of September 30, 2008.

At September 30, 2008, other real estate owned increased $14.3 million to $43.4 million from $29.1 million at June 30, 2008. OREO was comprised of thirteen properties, including $13.5 million land zoned for residential and retail purposes in Riverside County, California, $11.6 million for land zoned for apartments in Anaheim, California, an $8.1 million apartment building in Texas, a $6.8 million shopping center in Texas, a $1.4 million hotel in Texas, and seven other properties totaling $2.0 million.

Non-performing assets to gross loans and other real estate owned was 1.92% at September 30, 2008, compared to 1.25% at December 31, 2007. Total non-performing assets increased $60.8 million, or 72.7%, to $144.5 million at September 30, 2008, compared with $83.7 million at December 31, 2007, primarily due to a $42.8 million increase in non-accrual loans and a $27.3 million increase in OREO offset by a $9.3 million decrease in loans past due 90 days or more. There was no loan past due 90 days or more still accruing interest as of September 30, 2008.

The allowance for loan losses were $92.0 million and the allowance for off-balance sheet unfunded credit commitments were $5.0 million at September 30, 2008, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $97.0 million at September 30, 2008, compared to $69.6 million at December 31, 2007. The allowance for credit losses represented 1.29% of period-end gross loans and 96.0% of non-performing loans at September 30, 2008. The comparable ratios were 1.04% of gross loans and 103% of non-performing loans at December 31, 2007. Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:
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(Dollars in thousands)	September 30, 2008	December 31, 2007	% Change
Non-performing assets
Accruing loans past due 90 days or more	$-	$9,265	(100)
Non-accrual loans:
Construction	65,524	29,677	121
Land	8,841	6,627	33
Commercial real estate, excluding land	10,743	13,336	(19)
Commercial	10,646	6,664	60
Real estate mortgage	5,347	1,971	171
Total non-accrual loans:	$101,101	$58,275	73
Total non-performing loans	101,101	67,540	50
Other real estate owned	43,410	16,147	169
Total non-performing assets	$144,511	$83,687	73
Troubled debt restructurings	$893	$12,601	(93)

Allowance for loan losses	$92,068	$64,983	42
Allowance for off-balance sheet credit commitments	4,975	4,576	9
Allowance for credit losses	$97,043	$69,559	40

Total gross loans outstanding, at period-end	$7,499,281	$6,683,645	12

Allowance for loan losses to non-performing loans, at period-end	91.07%	96.21%
Allowance for loan losses to gross loans, at period-end	1.23%	0.97%

Allowance for credit losses to non-performing loans, at period-end	95.99%	102.99%
Allowance for credit losses to gross loans, at period-end	1.29%	1.04%

CAPITAL ADEQUACY REVIEW

At September 30, 2008, the Tier 1 risk-based capital ratio of 9.39%, total risk-based capital ratio of 11.09%, and Tier 1 leverage capital ratio of 7.65%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2007, the Company’s Tier 1 risk-based capital ratio was 9.09%, the total risk-based capital ratio was 10.52%, and Tier 1 leverage capital ratio was 7.83%.

No shares were purchased during the nine months of 2008. At September 30, 2008, 622,500 shares remain under the Company’s November 2007 repurchase program.

YEAR-TO-DATE REVIEW

Net income was $53.4 million, or $1.08 per diluted share for the nine months ended September 30, 2008, a decrease of $41.1 million, or 43.5%, in net income compared to $94.5 million, or $1.84 per diluted share for the same period a year ago due primarily to increases in the provision for loan losses and the “other-than-temporary” impairment charge. Net income excluding the $23.7 million impairment charge was $77.1 million, or $1.56 per diluted share for the nine months ended September 30, 2008, a decrease of $17.5 million, or 18.5%, compared to the same period a year ago. The net interest margin for the nine months ended September 30, 2008, decreased 77 basis points to 2.99% compared to 3.76% for the same period a year ago.

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Return on average stockholders’ equity was 7.09% and return on average assets was 0.67% for the nine months ended September 30, 2008, compared to a return on average stockholders’ equity of 13.49% and a return on average assets of 1.43% for the same period of 2007. Excluding the $23.7 million impairment charge, return on average stockholders’ equity was 10.23% and return on average assets was 0.97% for the nine months ended September 30, 2008. The efficiency ratio for the nine months ended September 30, 2008 was 44.20%, or 38.52% excluding the $33.7 million pre-tax impairment charge, compared to 38.30% for the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the impact of any goodwill impairment that may be determined, deterioration in asset or credit quality; acquisitions of other banks, if any; fluctuations in interest rates; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in the availability of capital; legislative and regulatory developments; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$73,601	$79,827	(8)	$220,905	$229,076	(4)
Provision for credit losses	15,800	2,200	618	43,800	5,300	726
Net interest income after provision for credit losses	57,801	77,627	(26)	177,105	223,776	(21)
Non-interest income	(8,369)	8,859	(194)	7,330	20,905	(65)
Non-interest expense	35,171	33,222	6	100,881	95,736	5
Income before income tax expense	14,261	53,264	(73)	83,554	148,945	(44)
Income tax expense	7,370	19,258	(62)	30,133	54,392	(45)
Net income	$6,891	$34,006	(80)	$53,421	$94,553	(44)

Net income per common share:
Basic	$0.14	$0.68	(79)	$1.08	$1.87	(42)
Diluted	$0.14	$0.67	(79)	$1.08	$1.84	(41)

Cash dividends paid per common share	$0.105	$0.105	-	$0.315	$0.300	5

SELECTED RATIOS
Return on average assets	0.25%	1.46%	(83)	0.67%	1.43%	(53)
Return on average stockholders’ equity	2.71%	14.45%	(81)	7.09%	13.49%	(47)
Efficiency ratio	53.92%	37.46%	44	44.20%	38.30%	15
Dividend payout ratio	75.30%	15.43%	388	29.12%	16.18%	80

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.70%	7.34%	(22)	6.00%	7.39%	(19)
Total interest-bearing liabilities	3.21%	4.24%	(24)	3.44%	4.24%	(19)
Net interest spread	2.49%	3.10%	(20)	2.56%	3.15%	(19)
Net interest margin	2.88%	3.69%	(22)	2.99%	3.76%	(20)

CAPITAL RATIOS	September 30, 2008	September 30, 2007	December 31, 2007	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	9.39%	9.22%	9.09%	6.0%	4.0%
Total risk-based capital ratio	11.09%	10.65%	10.52%	10.0%	8.0%
Tier 1 leverage capital ratio	7.65%	8.32%	7.83%	5.0%	4.0%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	September 30, 2008	December 31, 2007	% change

Assets
Cash and due from banks	$82,923	$118,437	(30)
Short-term investments	5,185	2,278	128
Securities purchased under agreements to resell	150,000	516,100	(71)
Long-term certificates of deposit	-	50,000	(100)
Securities available-for-sale (amortized cost of $2,619,804 in 2008 and
$2,348,606 in 2007)	2,592,331	2,347,665	10
Trading securities	19	5,225	(100)
Loans	7,499,281	6,683,645	12
Less: Allowance for loan losses	(92,068)	(64,983)	42
Unamortized deferred loan fees, net	(10,290)	(10,583)	(3)
Loans, net	7,396,923	6,608,079	12
Federal Home Loan Bank stock	67,672	65,720	3
Other real estate owned, net	43,410	16,147	169
Affordable housing investments, net	105,748	94,000	12
Premises and equipment, net	98,182	76,848	28
Customers’ liability on acceptances	52,460	53,148	(1)
Accrued interest receivable	41,394	53,032	(22)
Goodwill	319,557	319,873	(0)
Other intangible assets, net	30,945	36,097	(14)
Other assets	63,544	39,883	59

Total assets	$11,050,293	$10,402,532	6

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$821,233	$785,364	5
Interest-bearing deposits:
NOW deposits	270,763	231,583	17
Money market deposits	785,119	681,783	15
Savings deposits	340,316	331,316	3
Time deposits under $100,000	1,550,433	1,311,251	18
Time deposits of $100,000 or more	3,081,306	2,937,070	5
Total deposits	6,849,170	6,278,367	9

Federal funds purchased	33,000	41,000	(20)
Securities sold under agreements to repurchase	1,550,000	1,391,025	11
Advances from the Federal Home Loan Bank	1,276,713	1,375,180	(7)
Other borrowings from financial institutions	-	8,301	(100)
Other borrowings from affordable housing investments	19,541	19,642	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	52,460	53,148	(1)
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	87,620	84,314	4
Total liabilities	10,048,140	9,430,613	7
Commitments and contingencies	-	-	-
Total stockholders’ equity	1,002,153	971,919	3
Total liabilities and stockholders’ equity	$11,050,293	$10,402,532	6

Book value per share	$20.25	$19.70	3
Number of common stock shares outstanding	49,477,706	49,336,187	0

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$114,005	$123,925	$341,880	$356,841
Investment securities- taxable	27,575	25,127	84,507	71,381
Investment securities- nontaxable	284	443	974	1,625
Federal Home Loan Bank stock	1,004	639	2,685	1,689
Agency preferred stock	313	174	1,621	512
Federal funds sold and securities
purchased under agreements to resell	2,899	7,615	12,294	15,382
Deposits with banks	42	1,248	523	3,288

Total interest and dividend income	146,122	159,171	444,484	450,718

INTEREST EXPENSE
Time deposits of $100,000 or more	26,226	34,475	86,398	97,527
Other deposits	17,100	20,068	49,519	56,739
Securities sold under agreements to repurchase	15,174	9,865	44,716	23,126
Advances from Federal Home Loan Bank	11,785	11,472	35,229	34,930
Long-term debt	2,030	3,182	6,889	8,057
Short-term borrowings	206	282	828	1,263

Total interest expense	72,521	79,344	223,579	221,642

Net interest income before provision for credit losses	73,601	79,827	220,905	229,076
Provision for credit losses	15,800	2,200	43,800	5,300

Net interest income after provision for loan losses	57,801	77,627	177,105	223,776

NON-INTEREST INCOME
Securities (losses) gains, net	(15,313)	88	(12,980)	268
Letters of credit commissions	1,465	1,622	4,281	4,349
Depository service fees	1,189	1,146	3,636	3,529
Gains from sale of premises and equipment	-	2,705	21	2,714
Other operating income	4,290	3,298	12,372	10,045

Total non-interest income	(8,369)	8,859	7,330	20,905

NON-INTEREST EXPENSE
Salaries and employee benefits	16,376	16,893	50,643	50,756
Occupancy expense	3,393	3,159	9,918	9,035
Computer and equipment expense	1,848	2,432	6,024	7,209
Professional services expense	3,410	2,388	8,890	6,659
FDIC and State assessments	1,336	284	3,172	804
Marketing expense	584	608	2,449	2,413
Other real estate owned expense	1,182	23	1,806	284
Operations of affordable housing investments	2,840	2,540	5,361	4,928
Amortization of core deposit intangibles	1,722	1,767	5,196	5,298
Other operating expense	2,480	3,128	7,422	8,350

Total non-interest expense	35,171	33,222	100,881	95,736

Income before income tax expense	14,261	53,264	83,554	148,945
Income tax expense	7,370	19,258	30,133	54,392
Net income	6,891	34,006	53,421	94,553

Other comprehensive income (loss), net of tax	3,077	5,978	(15,376)	2,568

Total comprehensive income	$9,968	$39,984	$38,045	$97,121

Net income per common share:
Basic	$0.14	$0.68	$1.08	$1.87
Diluted	$0.14	$0.67	$1.08	$1.84

Cash dividends paid per common share	$0.105	$0.105	$0.315	$0.300
Basic average common shares outstanding	49,441,621	49,828,379	49,392,655	50,683,650
Diluted average common shares outstanding	49,530,272	50,417,332	49,497,171	51,283,317

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CATHAY GENERAL BANCORP
AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	September 30, 2008		September 30, 2007		June 30, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,425,818	6.11%	$6,298,452	7.81%	$7,122,528	6.26%
Taxable investment securities	2,484,473	4.42%	1,769,245	5.63%	2,475,628	4.62%
Tax-exempt investment securities (2)	47,938	7.20%	55,217	6.62%	60,781	8.69%
FHLB stock	64,228	6.22%	50,297	5.04%	65,879	5.67%
Federal funds sold and securities purchased
under agreements to resell	188,522	6.12%	371,413	8.13%	177,445	6.61%
Deposits with banks	8,941	1.87%	71,843	6.89%	5,188	2.09%

Total interest-earning assets	$10,219,920	5.70%	$8,616,467	7.34%	$9,907,449	5.86%

Interest-bearing liabilities
Interest-bearing demand deposits	$268,802	0.57%	$233,116	1.28%	$253,559	0.58%
Money market	760,679	1.81%	699,679	3.18%	738,206	1.76%
Savings deposits	337,538	0.31%	342,971	1.01%	337,512	0.33%
Time deposits	4,708,290	3.31%	3,935,125	4.77%	4,452,317	3.58%
Total interest-bearing deposits	$6,075,309	2.84%	$5,210,891	4.15%	$5,781,594	3.03%
Federal funds purchased	39,842	2.06%	22,863	4.84%	37,720	2.24%
Securities sold under agreements to repurchase	1,550,000	3.89%	1,041,577	3.76%	1,551,571	3.87%
Other borrowed funds	1,157,430	4.05%	978,759	4.65%	1,134,448	4.01%
Long-term debt	171,136	4.72%	171,136	7.38%	171,136	4.72%
Total interest-bearing liabilities	8,993,717	3.21%	7,425,226	4.24%	8,676,469	3.34%

Non-interest-bearing demand deposits	788,028		774,513		764,270

Total deposits and other borrowed funds	$9,781,745		$8,199,739		$9,440,739

Total average assets	$10,926,283		$9,263,156		$10,561,123
Total average stockholders’ equity	$1,010,503		$933,562		$1,009,463

	For the nine months ended,
(In thousands)	September 30, 2008		September 30, 2007

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases	$7,118,773	6.42%	$6,034,326	7.91%
Taxable investment securities	2,404,666	4.69%	1,694,897	5.63%
Tax-exempt investment securities (2)	58,690	8.49%	65,583	6.54%
FHLB stock	65,283	5.49%	48,493	4.66%
Federal funds sold and securities purchased
under agreements to resell	261,613	6.28%	269,137	7.64%
Deposits with banks	13,007	5.37%	62,702	7.01%

Total interest-earning assets	$9,922,032	6.00%	$8,175,138	7.39%

Interest-bearing liabilities
Interest-bearing demand deposits	$253,380	0.65%	$233,012	1.28%
Money market deposits	733,578	1.92%	680,751	3.12%
Savings deposits	335,193	0.39%	346,951	1.00%
Time deposits	4,448,113	3.70%	3,758,715	4.75%
Total interest-bearing deposits	$5,770,264	3.15%	$5,019,429	4.11%
Federal funds purchased	40,299	2.65%	27,621	5.20%
Securities sold under agreements to repurchase	1,553,622	3.84%	831,430	3.72%
Other borrowed funds	1,149,401	4.10%	961,589	4.88%
Long-term debt	171,136	5.38%	144,853	7.44%
Total interest-bearing liabilities	8,684,722	3.44%	6,984,922	4.24%

Non-interest-bearing demand deposits	777,664		776,946

Total deposits and other borrowed funds	$9,462,386		$7,761,868

Total average assets	$10,597,770		$8,816,682
Total average stockholders’ equity	$1,006,310		$937,357

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions